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MIDSOUTH BANCORP, INC. AND SUBSIDIARIES                                 EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2002 AND 2001


                                       Third Quarter     Third Quarter     Year-to-Date      Year-to-Date
                                       September 30,     September 30,     September 30,     September 30,
BASIC                                      2002              2001              2002              2001
                                       _____________     _____________     _____________     _____________
Earnings:
    Income applicable to common stock    $1,241,673          $783,127        $3,147,049        $1,995,390
                                       ============      ============      ============      ============

Shares:
    Weighted average number of
      common shares outstanding           2,883,142         2,734,556         2,883,142         2,539,255
                                       ============      ============      ============      ============

Earnings per common share:
    Income applicable to common stock         $0.43             $0.29             $1.09             $0.79
                                       ============      ============      ============      ============


DILUTED

Earnings:
    Net income                           $1,241,673          $783,127        $3,147,049        $2,048,141
                                       ============      ============      ============      ============

Weighted average number of
    common shares outstanding             2,883,142         2,734,556         2,883,142         2,539,255

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the average
      issue price                            63,911            52,586            61,196            48,033

    Assuming conversion of
      preferred stock at a
      conversion rate of 1 to 2                   -           159,943                 -           275,771
                                       ____________      ____________      ____________      ____________
    Weighted average number of
      common shares outstanding,
      as adjusted                         2,947,053         2,947,085         2,944,338         2,863,059
                                       ============      ============      ============      ============


Fully diluted earnings per common
  share                                       $0.42             $0.27             $1.07             $0.72
                                       ============      ============      ============      ============



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